SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated January 22, 2020 among RepliCel Life Sciences Inc. (the "Corporation") and MainPointe Pharmaceuticals, LLC (the "Purchaser").

RECITALS:

(a) The Purchaser wishes to purchase up to $2,700,000 worth of Common Shares; and

(b) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser has agreed to purchase and the Corporation have agreed to sell to the Purchaser up to $2,700,000 worth of Common Shares.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms.

Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in Schedule A, unless there is something in the subject matter or context inconsistent therewith.

Section 1.2 Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 1.3 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.4 Currency.

All references in this Agreement to dollars or to "$" are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5 Numerical Expressions.

Numerical expressions in this Agreement follow the international convention whereby a comma (,) separates the thousands and a full stop (.) separates the decimals.

Section 1.6 Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or superseded.

Section 1.7 Schedules.

The schedules attached to this Agreement form an integral part of it for all purposes of it.

ARTICLE 2
ISSUE AND SALE OF PURCHASED SECURITIES

Section 2.1 Purchase and Sale.

(1) Subject to the terms and conditions of this Agreement, the Corporation shall allot and issue to the Purchaser and the Purchaser shall subscribe for and purchase from the Corporation, an aggregate of $2,700,000 (the "Purchase Price") worth of Common Shares (the "Purchased Shares") at a price equal to the greater of $0.675 per Purchased Share or the Discounted Market Price per Purchased Share as such term is defined in the Policies of the TSXV as follows:

(a) within five (5) days of receipt of conditional approval from the TSXV, the Purchaser shall purchase an aggregate of $500,000 worth of Common Shares;

(b) on or before February 15, 2021, the Purchaser shall purchase an aggregate of $1,200,000 worth of Common Shares;

(c) on or before April 21, 2021, the Purchaser shall purchase an aggregate of $700,000 worth of Common Shares; and

(d) on or before August 21, 2021, the Purchaser shall purchase an aggregate of $300,000 worth of Common Shares August 21, 2021.

(2) The Purchaser agrees that the Purchased Shares will be subject to such hold periods as are required under Applicable Securities Laws, and, as a result, may not be sold, transferred or otherwise disposed of, except pursuant to an effective prospectus, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of Applicable Securities Laws, and in each case only in accordance with all Applicable Securities Laws.

(3) The Purchaser acknowledges that the Corporation has advised it that the Corporation is issuing the Purchased Shares under exemptions from the prospectus and other requirements of Applicable Securities Laws and, as a consequence, certain protections, rights and remedies provided by Applicable Securities Laws, including statutory rights of rescission or damages, may not be available to the Purchaser3.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Section 3.1 Representations and Warranties of the Corporation.

The Corporation represents and warrants as to those matters set forth in Schedule B and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Purchased Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as to those matters set forth in Schedule C and acknowledges and confirms that the Corporation is relying on such representations and warranties in connection with the sale by it of the Purchased Shares.

ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.1 Actions to Satisfy Closing Conditions.

(1) Subject to the terms and conditions of this Agreement, the Corporation shall take all such actions as are within its power to control and use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Schedule D.

(2) Subject to the terms and conditions of this Agreement, the Purchaser shall take all such actions as are within its power to control and to use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Schedule D.

Section 5.2 Filings and Authorizations.

Each of the Corporation and the Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all filings and submissions under all Laws applicable to it, that are required for it to consummate the allotment and issuance of the Purchased Shares and the transactions contemplated herein in accordance with the terms of this Agreement, including all filings and submissions required by the Securities Regulatory Authorities; (ii) use its best efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable to be obtained by it in order to consummate the allotment and issuance of the Purchased Shares and the transactions contemplated herein in accordance with the terms of this Agreement; and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement.  The Corporation and the Purchaser will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 5.2 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity, and all notices and correspondence received from any Governmental Entity. The Corporation and the Purchaser will keep each other reasonably informed, subject to applicable Laws, as to the status of all the proceedings of all filings, submissions, notices and information made, submitted or provided pursuant to this Section 5.2.

Section 5.3 Exclusivity.

During the Interim Period, the Corporation and the Purchaser shall continue to comply with the exclusivity provisions of the Term Sheet.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1 Conditions for the Benefit of the Purchaser.

The Purchaser's obligation to subscribe for and purchase the Purchased Shares is subject to the conditions set forth in Schedule D being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

ARTICLE 7
CLOSING

Section 7.1 Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Clark Wilson LLP, 900 - 885 West Georgia Street, Vancouver, BC  V6C 3H1 on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Corporation and the Purchaser.  Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the parties, provided such undertakings are satisfactory to each party's respective legal counsel.

Section 7.2 Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Corporation shall deliver share certificates for the Purchased Shares and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.1.

ARTICLE 8
TERMINATION

Section 8.1 Termination Rights.

(1) This Agreement may, by notice in writing given prior to the Closing, be terminated:

(a) by mutual consent of the Parties;

(b) by the Purchaser if any of the conditions in Schedule D have not been satisfied at or prior to February 15, 2021 (or such later date as the Parties may have agreed in writing prior to February 15, 2021) and the Purchaser has not waived such condition at or prior to such date, or if any of said conditions are no longer satisfied on the Closing Date; or

(c) by either Party if there has been a material breach of any provision of this Agreement by the other Party and such breach has not been waived by the non-breaching Party.

ARTICLE 9
CORPORATE GOVERNANCE RIGHTS

Section 9.1 Corporate Governance Rights

(1) Subject to compliance with applicable Laws, and the constating documents of the Corporation from and after the Closing Date for a period of three (3) years, the Purchaser shall be entitled (but not obliged), at any time and from time to time, to nominate one (1) director (a "Purchaser Representative") to the board of directors of the Corporation.

(2) Each Purchaser Representative will be an individual who:

(a) consents in writing to act as a director of the Corporation; and

(b) is not disqualified from acting as a director of the Corporation under any applicable Law.

(3) The Purchaser may give written notice to the Corporation at any time and from time to time identifying the individual the Purchaser intends to nominate as its Purchaser Representative.  In such event, the Corporation shall within 10 Business Days following receipt of such notice, cause the individuals nominated as Purchaser Representative to be elected or appointed to the Board in any manner permitted by Law and by the Corporation's constating documents.  Unless and until the Purchaser gives notice to the Corporation as provided in this Section 9.1(3), nominating a new individual to replace the incumbent Purchaser Representative on the Board, the Corporation will continue to include the incumbent Purchaser Representative among the management nominees for election to the Board at each meeting of shareholders of the Corporation at which directors are to be elected.

(4) After the Closing Date for a period of two (2) years, the Corporation will provide to the Purchaser, within 30 days of the end of the applicable month, management prepared unaudited and unreviewed financial statements.

ARTICLE 10
MISCELLANEOUS

Section 10.1 Notice.

(1) Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in Canada, the notice to the following address or number:

To the Purchaser at:
MainPointe Pharmaceuticals, LLC 2604 River Green Circle, Louisville, KY 40206
Attention:	John Shutte, CEO
Telephone:
E-mail:

To the Corporation at:
RepliCel Life Sciences Inc. 900 - 570 Granville Street Vancouver, BC V6C 3P1
Attention:	R. Lee Buckler
Telephone:	(604) 248-8693
E-mail:	lee@replicel.com
With a copy, which shall not constitute notice, to:
Clark Wilson LLP
900 - 885 West Georgia Street Vancouver, BC V6C 3H1
Attention:	Virgil Z. Hlus
Telephone:	(604) 891-7707
E-mail:	vhlus@cwilson.com

(or such other addresses or number as any party may specify by notice in writing to another party.)

(2) Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be effectively given when actually delivered.

Section 10.2 Time of the Essence.

Time shall be of the essence of this Agreement.

Section 10.3 Announcements.

The Parties shall consult with each other before issuing any press release, news release or otherwise making any filings or public statements with respect to this Agreement and the transactions contemplated herein and shall not issue such press release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, in each case, subject to applicable Laws and the exercise of such fiduciary duties, as may be appropriate.

Section 10.4 No Agency or Partnership.

Nothing contained in this Agreement makes or constitutes any Party, or any of its directors, officers or employees, the representative, agent, principal, partner, joint venturer, employer, employee of any other Party. It is understood that no Party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other Party.

Section 10.5 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it.  The fees and expenses referred to in this Section 10.5 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 10.6 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 10.7 Waiver.

(1) No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

(2) If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

Section 10.8 Successors and Assigns.

(1) This Agreement becomes effective only when executed by all of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal personal representatives, successors and permitted assigns.

(2) Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by the Corporation without the prior written consent of the Purchaser, nor by the Purchaser without the prior written consent of the Corporation.

Section 10.9 Further Assurances.

The Parties agree to execute and deliver such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

Section 10.10 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 10.11 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 10.12 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Party sending the facsimile transmission will also deliver the original signed counterpart to the other Party, however, failure to deliver the original signed counterpart shall not invalidate this Agreement

Section 10.13 Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

MAINPOINTE PHARMACEUTICALS, LLC

By:	/s/ Frank L. Yetta
Authorized Signing Officer

REPLICEL LIFE SCIENCES INC.

By:	/s/ R. Lee Buckler
Authorized Signing Officer

SCHEDULE A
DEFINED TERMS

"Agreement" means this private placement agreement and all schedules attached to it and the expressions "Article" and "Section", followed by a number mean and refer to the specified Article or Section of this Agreement.

"Ancillary Agreements" means the Royalty Participation Agreement and the Distributorship Agreement to be entered into by the Parties.

"Applicable Securities Laws" means all applicable Canadian and U.S. securities Laws.

"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, clearance, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

"Board" means the board of directors of the Corporation.

"Business Day" means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Vancouver, British Columbia.

"Closing" means the completion of the transactions of issue and sale contemplated in Section 2.1 of this Agreement.

"Closing Date" means the second Business Day following the fulfillment (or waiver, if applicable) of the last of the conditions in Article 6, provided that such conditions have been fulfilled (or waived, if applicable) on or before February 15, 2021, or such later date as the Parties may agree in writing prior to February 15, 2021.

"Common Shares" means the class A common shares in the capital of the Corporation, and shall, where the context permits, include (i) any securities into which such Common Shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed; (ii) any securities of the Corporation or of any other Person received by the holders of such Common Shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Corporation; and (iii) any securities of the Corporation which are received by any one or more Persons as a stock dividend of distribution on or in respect of such Common Shares.

"Contract" means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

"Corporation" means RepliCel Life Sciences Inc., a corporation organized under the laws of British Columbia.

"Discounted Market Price" has the meaning set forth in the Policies of the TSXV.

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and includes any Securities Regulatory Authority.

"Interim Period" means the period between the close of business on the date that is 60 days after the execution of the Term Sheet by the Parties.

"Laws" means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, statutory rules, principles of common and civil law and equity,  terms and conditions of any grant of approval, permission, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, authority, licence, decrees and awards of any Governmental Entity (including the Securities Regulatory Authorities); and (iii) policies, practices and guidelines of any Governmental Entity (including the Securities Regulatory Authorities), which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority (including the Securities Regulatory Authorities) having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, in each case as such Laws may be amended from time to time.

"Lien" means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement; (ii) any trust arrangement; (iii) any arrangement which creates a right of set-off out of the ordinary course of business; (iv) any option, warrant, right or privilege capable of becoming a Transfer; or (v) any agreement to grant any such rights or interests.

"Material Adverse Effect" means any effect that when considered either individually or in the aggregate (i) is materially adverse or is reasonably likely to be materially adverse to the properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, affairs, condition (financial or otherwise), operations, results of operations or prospects of the Corporation; or (ii)  will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the transactions contemplated hereby.

"Notice" has the meaning specified in Section 10.1.

"Parties" means the Corporation and the Purchaser and any other Person who may become a party to this Agreement.

"Person" means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"Purchased Shares" has the meaning specified in Section 2.1.

"Purchaser" means MainPointe Pharmaceuticals, LLC.

"Purchaser Board" means the board of directors of the Purchaser.

"Purchaser Representative" has the meaning specified in Section 9.1.

"Securities Regulatory Authorities" means collectively, the provincial and territorial securities regulatory authority in each of the provinces and territories of Canada, the TSXV and the United States Securities and Exchange Commission.

"Term Sheet" means the terms sheet executed by the Corporation and the Purchaser on November 2020.

"TSXV" means the TSX Venture Exchange.

SCHEDULE B
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to the Purchaser (which representations and warranties will survive the Closing) that:

(1) the Corporation is a corporation incorporated and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform their obligations under this Agreement;

(2) the execution and delivery of, and performance by the Corporation of this Agreement have been duly authorized by all necessary corporate action on the part of the Corporation;

(3) the execution and delivery of and performance by the Corporation of this Agreement:

(a) does not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of their respective constating documents or by-laws;

(b) does not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any Contract, lease or instrument to which the Corporation is a party;

(c) does not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Corporation or necessary to the operation of the business; and

(d) does not and will not result in the violation of any Law, except where such violation would not reasonably be expected to result in a Material Adverse Effect on the Corporation;

(4) this Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(5) except for (i) the approval of the TSXV, (ii) the filing of exempt distribution reports, if applicable; and (iii) the approvals of the Board, there is no requirement to obtain any consent, approval or waiver of a party under any Contract, lease or instrument that the Corporation is a party to, to the completion of the transactions contemplated by this Agreement;

(6) the Purchased Shares, when issued in accordance with the provisions of this Agreement, shall be duly authorized, fully paid and non-assessable and the Purchaser will have good and valid title to the Purchased Shares, free and clear of all Liens; and

(7) the Corporation has complied with Applicable Securities Laws in connection with the offer, sale and issuance of the Purchased Shares.

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Corporation (which representations and warranties will survive the Closing) that:

(1) the Purchaser acknowledges and agrees that none of the Purchased Shares have been or will be registered under the United States Securities Act of 1933, as amended, (the "1933 Act"), or under any securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to any U.S. Person (as defined in Regulation S), except in accordance with the provisions of Regulation S under the 1933 Act ("Regulation S"), pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state, provincial and foreign securities laws;

(2) the Purchaser acknowledges and agrees that the Corporation has not undertaken, and will have no obligation, to register any of the Purchased Shares under the 1933 Act or any other applicable securities laws;

(3) the Purchaser acknowledges and agrees that the Corporation will refuse to register the transfer of any of the Purchased Shares to a U.S. Person not made pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act and in each case in accordance with all applicable laws;

(4) the decision to execute this Agreement and to acquire the Purchased Shares has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Corporation and such decision is based entirely upon a review of any public information which has been filed by the Corporation with any Canadian provincial securities commissions on SEDAR and the United States Securities and Exchange Commission (the "SEC") (collectively, the "Public Record");

(5) there are risks associated with the purchase of the Purchased Shares, as more fully described in the Corporation's periodic disclosure forming part of the Public Record;

(6) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the securities and it is able to bear the economic risk of loss of its entire investment;

(7) the Purchaser has made an independent examination and investigation of an investment in the securities and the Corporation and agrees that the Corporation will not be responsible in any way for the Purchaser's decision to invest in the securities and the Corporation;

(8) it (a) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (b) has no need for liquidity in an investment in the Purchased Shares, and (c) is able to bear the economic risks of an investment in the Purchased Shares for an indefinite period of time;

(9) the Purchaser and the Purchaser's advisor(s) have had a reasonable opportunity to ask questions of, and receive answers from, the Corporation in connection with the distribution of the Purchased Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Corporation;

(10) the books and records of the Corporation were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Purchaser during reasonable business hours at its principal place of business, and all documents, records and books in connection with the distribution of the Purchased Shares hereunder have been made available for inspection by the Purchaser, its legal counsel and/or its advisor(s);

(11) the Corporation is entitled to rely on the representations and warranties of the Purchaser contained in this Agreement and the Purchaser will hold harmless the Corporation from any loss or damage it or they may suffer as a result of the Purchaser's failure to correctly complete this Agreement;

(12) there are restrictions on the Purchaser's ability to resell any of the Purchased Shares and any resale of the Purchased Shares by the Purchaser will be subject to resale restrictions contained in the securities laws applicable to the Corporation, the Purchaser and any proposed transferee and it is the sole responsibility of the Purchaser to find out what those restrictions are and to comply with such restrictions before selling any of the Purchased Shares;

(13) the Purchaser has been advised to consult the Purchaser's own legal, tax and other advisors with respect to the merits and risks of an investment in the Purchased Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Corporation is not in any way responsible) for compliance with:

(a) any applicable laws of the jurisdiction in which the Purchaser is resident in connection with the distribution of the Purchased Shares hereunder, and

(b) applicable resale restrictions;

(14) there may be material tax consequences to the Purchaser of an acquisition or disposition of the Purchased Shares and the Corporation gives no opinion and makes no representation to the Purchaser with respect to the tax consequences to the Purchaser under federal, state, provincial, local or foreign tax laws that may apply to the Purchaser's acquisition or disposition of the Purchased Shares;

(15) the Purchaser consents to the placement of a legend or legends on any certificate or other document evidencing any of the Purchased Shares setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement, with such legend(s) to be substantially as follows:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [four months and one day from the Closing Date.]

and, if applicable:

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [four months and one day from the Closing Date.];

and:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT").  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF REPLICEL LIFE SCIENCES INC. (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

(16) no securities commission or similar regulatory authority has reviewed or passed on the merits of any of the Securities;

(17) there is no government or other insurance covering any of the Securities;

(18) the Purchaser has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Purchaser;

(19) the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Purchaser or of any agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound;

(20) the Purchaser has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser;

(21) the Purchaser is not aware of any advertisement of any of the Purchased Shares and is not acquiring the Purchased Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(22) no person has made to the Purchaser any written or oral representations:

(a) that any person will resell or repurchase any of the Purchased Shares,

(b) that any person will refund the purchase price of any of the Purchased Shares, or

(c) as to the future price or value of any of the Purchased Shares;

(23) it is resident in the United States of America, its territories and possessions or any state of the United States or the District of Columbia (collectively the "United States"), is a "U.S. Person" as such term is defined in Regulation S or was in the United States at the time the Purchased Shares were offered or the Subscription Agreement was executed;

(24) it is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States securities laws; and

(25) the Purchaser satisfies one or more of the categories indicated below (please place an "X" on the appropriate lines):

___________

an organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Subscription Receipts, with total assets in excess of US$5,000,000,

___________	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States),

___________

a trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Purchased Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act, or

___________	an entity in which all of the equity owners satisfy the requirements of one or more of the categories set forth in Section 6 of this Questionnaire;

SCHEDULE D
CONDITIONS FOR THE BENEFIT OF THE PURCHASER

(1) The representations and warranties of the Corporation contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such.

(2) The Corporation shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(3) The Purchaser shall have been provided with evidence satisfactory to it, acting reasonably, that the TSXV shall have approved the issuance by the Corporation of the Purchased Shares. The Corporation shall have obtained all orders, permits, approvals, waivers, consents, licenses or similar authorizations of Securities Regulatory Authorities necessary to complete the Closing.

(4) The Ancillary Agreements shall have been executed by all parties thereto.

(5) No legal or regulatory acts nor proceedings shall be pending or threatened by any Person which would enjoin, restrict or prohibit the issuance, sale or purchase of the Purchased Shares or any other transactions contemplated hereby.